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March 27, 2026

James Alpha Funds Trust d/b/a Easterly Funds Trust
515 Madison Avenue
New York, New York 10022

Re:	James Alpha Funds Trust d/b/a Easterly Funds Trust – Easterly Snow All Cap Value Fund Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel to James Alpha Funds Trust d/b/a Easterly Funds Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), to be filed with the U.S. Securities and Exchange Commission (“SEC”), relating to the transfer of all of the assets of the Olstein All Cap Value Fund (the “Target Fund”), a series of Managed Portfolio Series, in exchange for the issuance of shares of beneficial interest (“Shares”) of Easterly Snow All Cap Value Fund (the “Acquiring Fund”), a series of the Trust, and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization filed therewith (the “Agreement”).

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, including the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) and Bylaws. In addition, in rendering this opinion, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware and this opinion is limited accordingly.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this

March 27, 2026

opinion are true and correct.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to the Target Fund shareholders in the manner described in the Registration Statement and Agreement, will be validly issued and fully paid and non-assessable beneficial interests in the Acquiring Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP